CONVERTIBLE PROMISSORY NOTE

$500,000	Issue Date: May 12, 2009

FOR VALUE RECEIVED, GoldSpring, Inc., a Nevada corporation, having an address at 1200 American Flat Road, P.O. Box 1118, Virginia City, NV 89440  (the “Borrower”), promises to pay to the order of Grenville Finance LTD, an entity having an address at C/o LH Financial Services Corp 150 CPS New York, NY 10019 (the “Lender”), the principal sum of Five Hundred Thousand ($500,000) DOLLARS (the “Principal”).

This Note is being issued in accordance with the terms and conditions set forth in a Loan Agreement, by and between the Borrower and the Lender, dated May 12, 2009 (the “Loan Agreement”).  All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Agreement are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein.  Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Loan Agreement.

The Principal shall be due and payable on May 12, 2012, representing the third anniversary of the Issue Date (the “Maturity Date”), to be accompanied by payment of any remaining accrued and unpaid Interest thereon (as determined below).

The unpaid Principal from time to time outstanding on this Note shall bear interest at the rate of Nine (9%) Percent per annum (“Interest”), computed on the basis of the actual number of days elapsed in a year of 360 days.  Interest shall be payable quarterly in arrears on the unpaid Principal of on each March 31, June 30, September 30 and December 31, after the date of this Note, up until the Maturity Date (each such payment, an “Interest Payment”).  Each Interest Payment shall be made, at the Lender’s option, in either cash or shares of Common Stock of the Borrower.  If the Interest Payment is made in shares of the Borrower’s Common Stock, the number of shares to be received by the Lenders shall be determined as set forth in Article I, Section 2(d)(ii) of the Loan Agreement.

Any Interest not paid when due hereunder shall be added to the Principal of this Note and shall bear interest from its due date at the applicable interest rate specified above.

Upon the maturity hereof, by acceleration or otherwise, and/or after judgment, interest shall be payable at the rate of Twelve (12%) Percent per annum or at the judgment rate, whichever is higher, until the obligation is paid in full.  In addition, all costs and expenses incurred by the Lender, including, but not limited to, reasonable attorneys' fees and disbursements, as a result of a default hereunder, shall be added to the Principal due hereunder.

Notwithstanding any provision contained herein or in the Loan Agreement, the total liability of Borrower for payment pursuant hereto, including, without limitation late charges, shall not exceed the maximum amount of interest permitted by law to be charged, collected, or received from Borrower, and if any payments by Borrower include interest in excess of such a maximum amount, the Lender shall apply such excess to the reduction of the unpaid Principal due pursuant hereto, or if none is due, such excess shall be refunded to Borrower.

The Principal amount of this Note, and any Interest accrued thereon, shall be convertible into shares of Common Stock of the Borrower pursuant to Article I, Section 2(d) of the Loan Agreement.

The Borrower shall have the right to prepay all or any portion of the Principal of this Note, pursuant to Article I, Section 4 of the Loan Agreement.

All payments made by the Borrower to the Lender hereunder shall be applied as further set forth in the Loan Agreement.

The entire unpaid Principal balance, together with accrued Interest, shall become forthwith due and payable on demand of the holder upon the occurrence of any Event of Default, as further set forth in Article VI of the Loan Agreement.  The failure to assert this right shall not be deemed a waiver thereof.

This Note is secured by a Security Agreement, by and between the Borrower and the Lender, dated as of May 7, 2009 (the “Security Agreement”).  All of the agreements, conditions, covenants, provisions and stipulations contained in the Security Agreement are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein.  In addition, the Lender and certain other lenders of the Borrower’s (the “Additional Lenders”) have entered into an Intercreditor Agreement, dated as of May 7, 2009 (the “Intercreditor Agreement”), pursuant to which they have agreed that their security interests in, and lien against, the collateral referred to in the Security Agreement be in the same priority position, notwithstanding the different dates and times of recording and/or perfection of their respective security interests.  All of the agreements, conditions, covenants, provisions and stipulations contained in the Intercreditor Agreement are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein.

The Borrower shall pay all of Lender’s reasonable expenses incurred to enforce or collect any of the amounts due under this Note including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

The Borrower and all endorsers, sureties, and guarantors hereof, jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument.

Notwithstanding any provision contained herein or in the Loan Agreement, the total liability of Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of such interest permitted by law to be charged, collected, or received from Borrower, and if any payments by Borrower include interest in excess of such a maximum amount, Lender shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded to Borrower.

This Note shall be construed and enforced in accordance with the laws of the State of New York.  The undersigned hereby consents to the in personam jurisdiction of the courts of the State of New York.  Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note.

GOLDSPRING, INC.

By:
Name: Robert T. Faber
Title: President

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Loan Agreement”), is dated as of the 12 day of May, 2009, by and among GoldSpring, Inc., a Nevada corporation, having an address at 1200 American Flat Road, P.O. Box 1118, Virginia City, NV 89440 (the “Borrower”) and Grenville Finance LTD, a Liechtenstein corporation, having an address at C/o LH Financial Services Corp, 150 CPS, New York, NY 10019 (the “Lender”).

WITNESSETH:

WHEREAS, the Lender wishes to loan the Borrower up to an aggregate of $1,000,000 (collectively, the “Loans”) and, in consideration therefor, the Borrower wishes to issue to the Lender, upon the terms and conditions stated in this Loan Agreement: (a) convertible promissory notes of up to an aggregate principal amount of $1,000,000 (each, a “Note” and, collectively, the “Notes”), in substantially the form attached hereto as Exhibit A; and (b) warrants to purchase up to an aggregate of 40,000,000 shares of the Company’s Common Stock, at an exercise price of $0.02 per share (“Warrants”), in substantially the form attached hereto as Exhibit B; and

WHEREAS, (a) not less than an aggregate of $250,000 of Notes and 10,000,000 Warrants; and (b) not more than an aggregate of $1,000,000 of Notes (the “Maximum Loan Amount”) and 40,000,000 Warrants, may be issued in connection with the Loans; and

WHEREAS, in order to further induce the Lender to make the Loans to the Borrower, the Borrower is willing to grant to the Lender a security interest in all of its assets, pari passu with the existing security interests the Borrower granted to (a) Brockbank Trust (the “Brockbank Interest”); and (b) certain lenders (the “Additional Lenders”) as of March 31, 2005, July 15, 2005, August 23, 2006, December 12, 2007 and June 23, 2008, as set forth on Schedule A hereto (the “Additional Lenders’ Interests”).

NOW, THEREFORE, it is agreed as follows:

ARTICLE I

COMMITMENT OF LENDER;
BORROWING CONDITIONS

1.           Commitment.  Subject to the terms and conditions of this Loan Agreement, the Lender hereby agrees to make Loans to the Borrower as follows:

(a)       On the date of execution of this Agreement (the “Effective Date”), the Borrower shall request a Loan from the Lender, and the Lender shall make a Loan to the Borrower, of not less than an aggregate of $250,000, or greater than an aggregate of $500,000.

(b)       At any time between the Effective Date and the sooner to occur of (a) such time as the Maximum Loan Amount has been made, or (b) the 120th day following the Effective Date (the “Termination Date”), the Borrower shall have the right, upon 30 days prior written notice, to request additional Loans from the Lender of not less than an aggregate principal amount of $250,000, or more than an aggregate principal amount of $500,000, and upon receipt of such written notice, the Lender shall make such additional Loans to the Borrower.

(c)       The obligation of the Lender to make additional Loans to the Borrower, and of the Borrower to issue additional Notes and Warrants to the Lender, shall terminate automatically on the Termination Date.

(d)       The actual date on which the Borrower receives any Loans from the Lender shall be referred to herein on a case-by-case basis as the “Loan Date.”

(e)       It shall be a condition precedent to the Lender’s obligation to make any Loans to the Borrower, as detailed in this Article I, Section 1, that at the time such Loan is requested, there shall be no Event of Default, or event which with the passage of time would become an Event of Default, as such term is defined hereunder, or under any other agreement between the Borrower and the Lender.

2.           Promissory Notes.

(a)       General.  The Loans shall be evidenced by the Notes issued by the Borrower to the Lender, in the aggregate principal amount of up to $1,000,000 (the “Principal”).  The Principal of each Note, shall be payable on or prior to the three (3) year anniversary of the respective Loan Date (each, a “Maturity Date”).

(b)       Interest.  The unpaid Principal from time to time outstanding on the Notes shall bear interest at the rate of Nine (9%) Percent per annum (“Interest”), computed on the basis of the actual number of days elapsed in a year of 360 days.  Interest shall be payable quarterly in arrears on the unpaid Principal of each Note on each March 31, June 30, September 30 and December 31, after the date of each Note, up until the respective Maturity Date (each such payment, an “Interest Payment”).  Each Interest Payment shall be made, at the Lender’s option, in either cash or Common Stock of the Borrower.  If the Interest Payment is made in shares of Common Stock, the number of shares to be received by the Lender shall be determined as set forth in Section 2(d)(ii) hereof.  If an Interest Payment is made in Common Stock of the Borrower, the Borrower covenants such Common Stock shall be freely transferable and issued without a restrictive legend, subject to the Lender’s compliance with Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “Act”).

Upon the maturity of a Note, by acceleration or otherwise, and/or after judgment, interest shall be payable at the rate of Twelve (12%) Percent per annum or at the judgment rate, whichever is higher, until the obligation is paid in full.

(c)           Maximum Payment.  Notwithstanding any provision contained herein or in the Notes, the total liability of Borrower for payment pursuant hereto, including, without limitation late charges, shall not exceed the maximum amount of interest permitted by law to be charged, collected, or received from Borrower, and if any payments by Borrower include interest in excess of such a maximum amount, Lender shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded to Borrower.

(d)       Conversion Rights.

  (i)       Conversion.  Subject to Section 2(d)(iii) below, the Lender shall have the right at any time, and from time to time, commencing on the six (6) month anniversary of each Loan Date, and on or prior to such time as all Principal and Interest due under the Lender’s Note has been repaid, to convert all or any part of the outstanding and unpaid Principal of a Note issued on each such Loan Date, and any Interest, when due and payable, into fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) of the Borrower, as such Common Stock exists on the Loan Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the Conversion Price (as defined in Section 2(d)(ii) below) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Lender be entitled to convert any portion of the Principal or Interest in excess of that portion upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Lender and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Principal or Interest, or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of Conversion Shares issuable upon the Conversion of the portion of the Principal or Interest due under the Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Lender and its affiliates of more than 4.9% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso.  The Lender may waive the limitations set forth herein at its sole and absolute discretion by written notice of not less than sixty-one (61) days to the Borrower.

The number of Conversion Shares to be issued upon each Conversion shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price in effect on the date of the notice of conversion, in the form attached hereto as Exhibit C (the “Notice of Conversion”), is delivered to the Borrower by the Lender in accordance with subsection (v) below (the “Conversion Date”).  The term “Conversion Amount” means, with respect to any Conversion, the sum of (1) the outstanding Principal of such Note to be converted in such Conversion, plus (2) accrued and unpaid Interest, if any, on such outstanding Principal at the interest rates provided in such Note to the Conversion Date, plus (3) default interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at the Lender’s option, any other amounts owed to the Lender pursuant to such Note.

(ii)       Conversion Price. The term “Conversion Price” as used herein shall be equal to the lesser of (A) $.0125 per share, or (B) .85 multiplied by the “Volume Weighted Average Price” for the Borrower’s Common Stock for the five trading days immediately prior to the Conversion Date.  For the purposes hereof, the “Volume Weighted Average Price” or “VWAP” for any security as of any date means the volume weighted average sale price on the Principal Market, as reported by, or as calculated based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Lender of a majority in interest of the Notes and the Borrower (“Bloomberg”) or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the closing trade prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc.  If the Volume Weighted Average Price is to be determined over a period of more than one Trading Day, then Volume Weighted Average Price for the period shall mean the volume weighted average of the daily Volume Weighted Average Prices, determined as set forth above, for each Business Day during the period.

Upon a Conversion, in the event of any deficiency of any amounts due the Lender hereunder, Borrower agrees to pay Lender, at Lender’s option any such deficiency in cash.  If the Lender elects to be paid such deficiency in Common Stock, such Common Stock shall be valued at the Conversion Price then in effect.

(iii)       Application of Conversion Amounts. Unless otherwise specified by the Lender or set forth herein, any amounts converted by the Lender pursuant to subsection (i) or paid by the Borrower shall be deemed to constitute payments of and applied, (1) first, to any amounts owed other than accrued and unpaid Interest (2) second, against accrued and unpaid Interest, and (3) third, against the Principal.

(iv)       Authorized Shares.  For so long as the conversion right exists, the Borrower has reserved and will continue to reserve (and, from time to time, amend its governing documents so as to maintain reserved) from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of such Note and all other convertible securities, options or warrants of the Borrower.  As of the date of issuance of such Note, the Borrower has a sufficient number of authorized and unissued shares of Common Stock that have been duly reserved for issuance upon conversion of such Note and such other securities  (the “Reserved Amount”).  The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  In addition if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which such Note shall be convertible at their then current conversion price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of such Note.  The Borrower agrees that the issuance of such Note by Borrower and execution hereof by Borrower shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of such Note.

If, at any time the Lender submits a Notice of Conversion, and the Borrower does not have sufficient authorized but unissued shares of Common Stock available to effect such Conversion in accordance with the provisions of this Section 2(d) (a “Conversion Default”), the Borrower shall issue to the Lender all of the shares of Common Stock which are then available to effect such Conversion.  The portion of such Note which the Lender included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock (the “Excess Amount”) shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Lender’s option at any time after) the date additional shares of Common Stock are authorized by the Borrower to permit such Conversion.  The Borrower shall use its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable following the earlier of (A) such time that the Lender notifies the Borrower or that the Borrower or Borrower otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (B) a Conversion Default.  The Borrower shall send notice to the Lender of the authorization of additional shares of Common Stock, and the authorization date.

Nothing herein shall limit the Lender’s right to pursue actual damages against Borrower for the Borrower’s failure to maintain a sufficient number of authorized shares of Common Stock or to repay such Note, and the Lender shall have the right to pursue all remedies available at law or in equity (including degree of specific performance and/or injunctive relief or under any of the Loan Documents).

(v)       Method of Conversion.

  (A)       Mechanics of Conversion. Subject to subsection (i), such Note may be converted by the Lender in whole or in part at any time from time to time, commencing on the six (6) month anniversary of the Loan Date, by (1) submitting to the Borrower a Notice of Conversion (by facsimile or other reasonable means of communication dispatched on the Conversion Date prior to 5:00 p.m., New York, New York time) and (2) subject to subsection (v)(B), surrendering such Note at the principal office of the Borrower.

  (B)       Surrender of Note Upon Conversion.  Notwithstanding anything to the contrary set forth herein, upon conversion of such Note in accordance with the terms hereof, the Lender shall not be required to physically surrender such Note to the Borrower unless the entire unpaid principal amount, and any interest, penalties and fees due thereon, of such Note is so converted.  The Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Lender and the Borrower, so as not to require physical surrender of such Note upon each such conversion.  Notwithstanding the foregoing, if any portion of such Note is converted as aforesaid, the Lender may not transfer such Note unless the Lender first physically surrenders such Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Lender a new Note of like tenor, registered as the Lender (upon payment by the Lender of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of such Note.  Lender shall have 60 days post transfer in which to return the old Note to Borrower.

               THE LENDER AND ANY ASSIGNEE, BY ACCEPTANCE OF SUCH NOTE, ACKNOWLEDGE AND AGREE THAT, BY REASON OF THE PROVISIONS OF THIS PARAGRAPH, FOLLOWING CONVERSION OF A PORTION OF SUCH NOTE, THE UNPAID AND UNCONVERTED PRINCIPAL AMOUNT OF SUCH NOTE REPRESENTED BY SUCH NOTE MAY BE LESS THAN THE AMOUNT STATED ON THE FACE HEREOF.

  (C)       Payment of Taxes. The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of such Note in a name other than that of the Lender (or in street name), and the Borrower or its transfer agent (the “Transfer Agent”), as the case may be, shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Lender or the custodian in whose street name such shares are to be held for the Lender’s account) requesting the issuance thereof shall have paid to the Borrower or the Transfer Agent, as the case may be, the amount of any such tax or shall have established to the satisfaction of the Transfer Agent, as the case may be, that such tax has been paid.

  (D)       Delivery of Common Stock Upon Conversion.  Upon receipt by the Borrower from the Lender of a facsimile transmission (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this subsection (vi), the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Lender certificates for the Common Stock issuable upon such conversion within three (3) business days (the “Deadline”) after such receipt in accordance with the terms hereof.

  (E)       Obligation of Borrower to Deliver Common Stock.  Upon receipt by the Borrower of a Notice of Conversion, the Lender shall be deemed to be the holder of record of the Common Stock issuable upon such conversion (the “Conversion Shares”), the outstanding Principal and the amount of accrued and unpaid Interest (and any other unpaid amounts) on such Note shall be reduced to reflect such Conversion, and, unless the Borrower defaults on its obligations under this Section 2(d), all rights with respect to the portion of such Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such Conversion.  If the Lender shall have given a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Lender to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Lender of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Lender in connection with such Conversion.  The Conversion Date with respect to a Notice of Conversion shall be the date on which the Notice of Conversion is given so long as the Notice of Conversion is received by the Escrow Agent before 5:00 p.m., New York, New York time, on such date; or if received after 5:00 p.m. New York, New York time the Conversion Date shall be the following date.  Upon failure of the Borrower to timely deliver the shares of Common Stock issuable upon any such Conversion, the Lender shall be entitled, as liquidated damages and not as a penalty, to a cash payment equal to 1.5% of the dollar amount of any such Conversion for each 30-day period (or pro-rata for any portion thereof) following the Conversion Date until delivery of the Conversion Shares.

(vi)       Concerning the Shares.  The shares of Common Stock issuable upon conversion of Principal or Interest due pursuant to a Note may not be sold or transferred unless (A) such shares are sold pursuant to an effective registration statement under the Act or (B) the Borrower or its Transfer Agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (C) such shares are sold or transferred pursuant to Rule 144 (or a successor rule) or (D) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 2(d)(vi) and who is an Accredited Investor (as defined in the Act).  Except as otherwise provided in this Loan Agreement (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon conversion of such Note have been registered under the Act as contemplated by Article IV hereof or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of such Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

The legend set forth above shall be removed and the Borrower shall issue to the Lender a new certificate therefore free of any transfer legend if (A) the Borrower or its Transfer Agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act, including the provisions of Rule 144 and the shares are so sold or transferred, or (B) in the case of the Common Stock issuable upon conversion of such Note, such security is registered for sale by the Lender under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.  Nothing in such Note shall limit the Borrower’s obligation under the Loan Agreement or affect in any way the Lender’s obligations to comply with applicable prospectus delivery requirements upon the resale of the securities referred to herein.

For purposes of determining the original date of issuance for Rule 144 “tacking” purposes, each conversion request shall be construed to apply against that portion of the principal amount of the Note as of the original Loan Date.

(vii)              Effect of Certain Events.

 (A)       Effect of Merger, Consolidation, Etc.  The sale, conveyance or disposition of all or substantially all of the assets of the Borrower to any Person (as defined below) other than to a wholly-owned subsidiary of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person or Persons when the Borrower is not the survivor shall:  (i) be deemed to be an Event of Default (as defined in Article VI) and, at the sole and absolute discretion of Lender, may be treated pursuant to Section 2(d)(vii)(B) hereof.  “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

 (B)       Adjustment Due to Merger, Consolidation, Etc. If, at any time when such Note is issued and outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower and other than to a wholly-owned subsidiary of the Borrower, then the Lender of such Note shall thereafter have the right to receive upon conversion of such Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Lender would have been entitled to receive in such transaction had such Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Lender of such Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof.  The Borrower shall not effect any transaction described in this Section 2(d)(vii)(B) unless (a) it first gives, to the extent practicable, thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Lender shall be entitled to convert such Note or, if such transaction results in an Event of Default, declare such an Event of Default) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Section 2(d)(vii)(B). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

 (C)       Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Lender of such Note shall be entitled, upon any conversion of such Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Lender with respect to the shares of Common Stock issuable upon such conversion had such Lender been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

 (D)       Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, such Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

 (E)       Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

 (F)       Purchase Rights.  If, at any time when such Note is issued and outstanding, the Borrower issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of its Common Stock, then the Lender of such Note will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Lender could have acquired if such Lender had held the number of shares of Common Stock acquirable upon complete conversion of such Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

 (G)       Spin-Off. If, at any time while any portion of such Note remains outstanding, the Borrower spins off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the "Spin Off") in which the Borrower, in addition to or in lieu of any other compensation received and retained by the Borrower for such business, operations or assets, causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Borrower, the Borrower shall cause to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Lender had all of the Lender's Note outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Borrower,(the "Outstanding Notes") been converted as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"). Notwithstanding the foregoing, nothing herein shall be demand to permit any spin off that would result in any Event of Default.

 (H)       Stock Issuance.  So long as the Notes are outstanding, if the Borrower shall issue any Common Stock, prior to the complete repayment or conversion of the Notes for a consideration less than the Conversion Price that would be in effect at the time of such issuance, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower, carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock or the modification of any of the foregoing which may be outstanding shall result in an adjustment to the Conversion Price upon the modification or issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.

 (I)        Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described herein, the Borrower, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the holder of a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of the Lender, furnish to such Lender a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note.

(viii) Status as Stockholder. Upon submission of a Notice of Conversion by the Lender, (A) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed the Lender’s allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (B) the Lender’s rights as a Lender of such converted portion of such Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to the Lender because of a failure by the Borrower to comply with the terms of such Note. Notwithstanding the foregoing, if the Lender has not received certificates for all shares of Common Stock prior to the third (3rd) business day after the expiration of the Deadline with respect to a conversion of any portion of such Note for any reason, then (unless the Lender otherwise elects to retain its status as a holder of Common Stock by so notifying the Borrower) the Lender shall regain the rights of a Lender of such Note with respect to such unconverted portions of such Note and the Borrower shall, as soon as practicable, return such unconverted Note to the Lender or, if the Note has not been surrendered, adjust its records to reflect that such portion of such Note has not been converted. In all cases, the Lender shall retain all of its rights and remedies for the Borrower’s failure to convert such Note including ability to rescind the Notice if delivery is not made in a timely manner.

(ix)       Injunction; Posting of Bond.  In the event the Lender shall elect to convert a Note or part thereof, the Borrower may not refuse conversion based on any claim that the Lender or any one associated or affiliated with the Lender has been engaged in any violation of law, or for any other reason, unless, a final non-appealable injunction from a court made on notice to the Lender, restraining and or enjoining conversion of all or part of such Note shall have been sought and obtained by the Borrower and the Borrower has posted a surety bond for the benefit of the Lender in the amount of 120% of the outstanding Principal and accrued but unpaid Interest of the Note, or aggregate purchase price of the shares which are sought to be subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to the Lender to the extent the judgment or decision is in the Lender’s favor.

3.           Warrants.  In connection with each Loan made by the Lender, the Borrower shall issue to the Lender Warrants to purchase such number of shares of the Borrower’s Common Stock equal to fifty (50%) percent of the number determined by dividing the applicable Loan Amount by $.0125, in substantially the form attached hereto as Exhibit B.  In each case, the Warrants shall have at an exercise price of $0.02 per share and will expire on the four year anniversary of the date of issuance.  Pursuant to the terms of this Agreement, not less than an aggregate of 10,000,000 Warrants, and not more than an aggregate of 40,000,000 Warrants, may be issued in connection with the Loans.

4.           Prepayment.  Provided an Event of Default has not occurred, whether or not such Event of Default has been cured, the Borrower will have the option of prepaying any or all of the outstanding Principal (“Optional Redemption”), in whole or in part, commencing on the six (6) month anniversary of the applicable Loan Date, and up until the one (1) year anniversary of the applicable Loan Date, by paying to the Lender a sum of money equal to one hundred twenty (120%) percent of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Lender arising under the Note, this Agreement or any other document through the Redemption Payment Date, as defined below (in each case, the "Redemption Amount").  Borrower’s election to exercise its right to prepay must be by notice in writing to the Lender (“Notice of Redemption”).  The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be not less than thirty (30) business days after the receipt of the Notice of Redemption (the "Redemption Period") by the Lender.

(b)       Within fifteen (15) days after receipt of a Notice of Redemption, the Lender shall give written notice to the Borrower electing to do one of the following: (i) convert the Redemption Amount pursuant to Article I, Section 2(d); or (ii) accept the Borrower’s offer to prepay the Redemption Amount in accordance with the Notice of Redemption.  The closing date (in this case, the “Closing Date”) shall be the last day of the thirty (30) day Redemption Period.  If the Lender exercises its right to convert the Redemption Amount, then the Borrower’s offer to prepay the Redemption Amount contained in the Notice of Redemption shall terminate and shall be of no further force and effect.  In the event the Lender shall not timely provide the written notice set forth in the first sentence of this Article I, Section 4(b), then the Borrower shall be conclusively deemed to have made the election to prepay the Redemption Amount pursuant to the Notice of Redemption.

  (c)       Following the one (1) year anniversary of any Loan Date, the Borrower’s right to prepay the respective Note shall automatically terminate.

5.           Additional Documentation.  In addition to the execution and delivery of this Loan Agreement, the Notes and the Warrants, the Borrower shall deliver a Security Agreement to the Lender on or prior to the Closing Date, in substantially the form of Exhibit D attached hereto (the “Security Agreement”), the Intercreditor Agreement (as defined below) and any other documents, instruments or agreements reasonably requested by the Lender in order to effectuate the purposes of this Loan Agreement (together with this Loan Agreement, the Notes, the Warrants, and the Security Agreement, all such documents and agreements to be hereinafter referred to as the “Loan Documents”).

ARTICLE II

SECURITY

All of the obligations of the Borrower under this Loan Agreement and the Notes shall be secured by a security interest in and to all assets of the Borrower (hereinafter, the “Collateral”), pari passu with (a) the Brockbank Interest, and (b) the Additional Lenders’ Interests, as further set forth in the Security Agreement and an Intercreditor Agreement by and among the Borrower, Lender, Brockbank Trust and the Additional Lenders (the “Intercreditor Agreement”).  The Borrower hereby irrevocably authorizes the Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State of New York as amended from time to time (“NYUCC”), or any other Uniform Commercial Code jurisdiction; and (ii) contain any other information required by part 5 of Article 9 of the NYUCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Lender promptly upon request.  The Borrower also ratifies its authorization for the Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof with respect to the Collateral.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower makes the following representations and warranties:

(a)       Organization and Authorization.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation, is duly authorized to transact business and is in good standing in every other jurisdiction where the failure to qualify to do business would have a material adverse effect upon the Borrower, and the Borrower is duly authorized and empowered to create, grant and issue the Notes, and to execute and deliver this Loan Agreement and the other Loan Documents.  The Borrower has the authority to own, lease and operate its assets, and to carry on its business as presently conducted.  All action on the part of the Borrower requisite for the due creation, issuance and delivery of this Loan Agreement, the Notes, the Warrants and the other Loan Documents has been duly and effectively taken.  This Loan Agreement, the Notes, the Warrants and the other Loan Documents upon the granting, issuance and delivery thereof, will be, valid, binding and enforceable obligations of the Borrower in accordance with their respective terms and compliance herewith will not violate any provision of law, the Certificate of Incorporation or By-Laws of the Borrower, or any agreement, judgment, order or decree to which the Borrower is a party or otherwise bound, subject to applicable bankruptcy, insolvency, or reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights.  No approval or consent of any governmental agency or body of the United States or any state thereof or of any other entity or person is required as of the Closing Date for the legal and valid execution and delivery by the Borrower of this Loan Agreement, the Notes and the Warrants pursuant to this Loan Agreement, or the performance of any obligation of the Borrower hereunder.

(b)       Litigation.  Except as set forth in Schedule B hereto, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened, against or affecting the Borrower and/or its subsidiaries which (i) involves the possibility of any judgments or liabilities aggregating more than Five Thousand ($5,000) Dollars not fully covered by insurance or (ii) which may materially and adversely affect the assets of the Borrower or the right of the Borrower to carry on its business as now conducted or as contemplated.

(c)       Other Documents.  Unless this requirement is waived by the Lender, the following further documents shall be delivered herewith, all of which are true, complete and accurate:

(i)     Copies of the Certificate of Incorporation and By-Laws (and all amendments thereto) of the Borrower.

(ii)    Certificate of Good Standing of the Borrower to be supplied within thirty (30) days of the Effective Date.

(d)       Taxes.  All tax returns of the Borrower and its subsidiaries, if any, which are shown to be due and payable thereon have been paid.  The Borrower does not know of any ongoing tax audit, proposed tax deficiency, assessment, charge or levy against it, the payment of which is not adequately provided for on the books of the Borrower.

(e)       Full Disclosure.  This Loan Agreement and all of the exhibits or schedules attached hereto do not contain any statement that is false or misleading with respect to any material fact and do not omit to state a material fact necessary in order to make the statements therein not false or misleading.

(f)       Compliance with Instruments; etc.  Other than previously disclosed to the Lender by the Borrower, the Borrower is not (i) in default under any indenture, agreement or instrument to which it is a party or by which it is bound, (ii) in violation of its Certificate of Incorporation, By-Laws or of any applicable law, (iii) in default with respect to any order, writ, injunction or decree of any court, administrative agency or arbitrator, or (iv) in default under any order, license, regulation or demand of any government agency, which default or violation would materially and adversely affect the business, properties, condition (financial or otherwise) or business prospects of the Borrower.

ARTICLE IV

AFFIRMATIVE COVENANTS OF THE BORROWER

Except as specifically set forth herein, so long as any part of the principal of or interest on the Notes remains outstanding, without the prior written consent of the Lender:

(a)           Discharge Taxes and Indebtedness.  The Borrower will pay and discharge, as they become due, all taxes, assessments, debts, claims and other governmental or non-governmental charges lawfully imposed upon or incurred by it or the properties and assets of the Borrower, except taxes, assessments, debts, claims and charges contested in good faith in appropriate proceedings for which the Borrower shall have set aside adequate reserves for the payment of such tax, assessment, debt, claim or charge.  The Borrower shall provide the Lender, upon the Lender’s request, evidence of payment of such taxes, assessments, debts, claims and charges satisfactory to the Lender.

(b)           Insurance.  The Borrower shall maintain such insurance on its properties and assets with financially sound and responsible insurance companies, in such amounts as from time to time are reasonably required by the Lender.  The Borrower shall (i) deliver to the Lender, upon their request, a detailed list of insurance then in effect, stating (A) the names of the insurance companies, (B) the amounts and rates of the insurance, (C) dates of expiration thereof and the properties and risks covered thereby; (ii) upon request, provide to the Lender copies of all insurance policies.

(c)           Maintain Properties.  The Borrower shall maintain in full force and effect its corporate existence, rights and franchises and all material terms of licenses and other rights to use licenses, trademarks, trade names, service marks, copyrights, patents or processes owned or possessed by it and necessary to the conduct of its business.  The Borrower will maintain, preserve and keep all of its properties, equipment and assets in good repair, working order and condition, and make, or cause to be made, all necessary or appropriate repairs, renewals, replacements, substitutions, additions, betterments and improvements thereto.

(d)           Furnish Information.  Promptly on request of the Lender, the Borrower will furnish such information as may reasonably be necessary to determine whether (i) the Borrower is complying with its covenants and agreements contained in this Loan Agreement or (ii) an Event of Default (as hereunder defined) has occurred hereunder.

(e)           Maintain Office.  The Borrower will maintain an office at the address set forth in this Loan Agreement or at such other place as it shall determine upon not less than fifteen (15) days prior notice to the Lender, where notices, presentations and demands to or upon it with respect to this Loan Agreement can be made.

(f)           Copies of Legal Process and Claims.  The Borrower shall, within ten (10) days after receipt, forward to the Lender at its address set forth on the signature page hereto, a copy of any communication, notice, legal process or other notification relating to an uninsured claim or alleged claim against it in excess of Five Thousand ($5,000) Dollars and any proceedings relating to the replevin of any personal property, or to recover possession of any real property, leased or owned by the Borrower.  The Borrower shall, within ten (10) days after receipt, forward to the Lender notice of any proceeding or hearing or threat thereof before any state or federal bureau, agency, commission, board or department which could materially affect the operation of its business.  With respect to any legal process, proceeding or hearing, the return date of which is less than such ten (10) days, notice shall be given forthwith.

(g)           Additional Documentation.  In furtherance of the transactions herein contemplated, the Borrower will execute and cause to be delivered to the Lender such other certificates, documents, statements, agreements and opinions as may be reasonably requested by the Lender during the term of this Loan Agreement.

(h)           Notice of Adverse Change.  The Borrower shall promptly give notice to the Lender (but in any event within seven (7) business days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

(i)      any Event of Default as hereunder defined; or

(ii)      the institution or threatening of institution of an action, suit or proceeding against the Borrower before any court, administrative agency or arbitrator, which, if adversely decided, could materially adversely affect the business, prospects, properties, financial condition or results of operations of the Borrower, whether or not arising in the ordinary course of business.

Any notice given hereunder shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions the Borrower has taken and/or proposes to take with respect thereto.

(i)           Use of Proceeds.  The parties agree that the Borrower intends to use the proceeds of the Loan for general working capital purposes.

(j)           Compliance With Agreements; Compliance With Laws.  The Borrower shall comply with the terms and conditions of all material agreements, commitments or instruments to which the Borrower is a party or by which it may be bound.  The Borrower shall duly comply in all respects with any relevant laws, ordinances, rules and regulations of any foreign, federal, state or local government or any agency thereof, or any writ, order or decree, and conform to all valid requirements of governmental authorities relating to the conduct of its business, properties or assets.

(k)         Negative Covenants of the Borrower.  On and after the date hereof, and for so long as any part of the principal of or interest on the Notes shall remain unpaid, without the prior written consent of the Lender:

(i)       No Distribution of Profits or Assets.  The Borrower will not declare or pay any distribution, in cash or otherwise, of any of its profits or assets or redeem, return, purchase or otherwise acquire directly or indirectly any of its shares of common stock now or hereafter outstanding.

(ii)      No Indebtedness.  Except for indebtedness owing to the Lender hereunder, the Borrower will not incur any indebtedness for borrowed money.

(iii)     No Guarantees.  The Borrower will not assume, endorse or become liable for or guarantee the obligations of any corporation, partnership, limited liability company, individual or other entity excluding the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(iv)     No Liens.  The Borrower will not allow the mortgage or pledge of, or creation of a security interest in, any of its assets except as set forth herein.

(v)      No Transfer of Assets.  The Borrower will not (i) enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), (ii) convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of the business, property, or assets, whether now owned or hereafter acquired, of Borrower, or (iii) acquire by purchase or otherwise all or substantially all of the property, assets, stock, or other evidence of beneficial ownership of any person or entity.

(vi)     Extraordinary Transactions and Disposal of Assets. The Borrower will not enter into any transaction not in the ordinary and usual course of Borrower’s business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower’s properties or assets.

ARTICLE V

LIMITED WAIVER

To the extent any of the provisions set forth in this Loan Agreement are inconsistent with those of any prior documents entered into by and between the Borrower and the Lender or Additional Lenders, the Lender and/or Additional Lenders hereby grant a limited waiver of such provisions in order to carry out the purposes set forth herein.

ARTICLE VI

DEFAULTS AND REMEDIES

1.           Events of Default.  Any one of the following events shall be considered an event of default ("Event of Default") as that term is used herein:

(a)          If the Borrower defaults in the payment of the Principal or Interest on the Notes after the same shall become payable as therein or herein set forth and such failure continues for a period of five (5) days; or

  (b)       If default beyond ten (10) days from notice provided in accordance herewith shall occur under the terms of the Notes (other than a default covered by clause (a) above), of this Loan Agreement, or of any of the other Loan Documents, or in any other document or instrument executed and delivered in connection herewith, or under any agreement or instrument between the Borrower and any third party, which upon default results in an acceleration of the making of Borrower’s obligation to such third party or in the termination of such agreement or results in the Borrower becoming immediately liable for any amount to a third party in excess of $10,000; or

  (c)       If any representation, warranty or covenant made by the Borrower herein proves to have been untrue in any material respect as of any Closing Date, or any information, statement, certificate or data furnished hereunder proves to have been untrue in any material respect as of the date as of which the facts therein set forth were stated or certified; or

  (d)       Except for a default covered by clauses (a), (b), (c) and (e) hereof, if a default shall be made in the due observance or performance of any other covenant, affirmative or negative, or condition to be kept or performed by the Borrower contained in this Loan Agreement; or

  (e)       If the Borrower shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of a receiver, trustee, or liquidator of the Borrower or of all or a substantial part of its assets, or (iii) be adjudicated as bankrupt, or (iv) file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors or file a petition or answer seeking to take advantage of any law (whether federal or state) relating to the relief of debtors.

  (f)       A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Lender are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

2.           Acceleration of Loan.  During the continuation of any Event of Default specified in Article VI, Section 1 hereof, the Lender or any other holder of the Notes may, by notice in writing delivered to the Borrower, declare the entire outstanding Principal on the Notes held by the Lender, and the Interest accrued thereon, immediately due and payable, and said Principal and Interest shall thereupon become and be immediately due and payable without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower.  Any Principal and Interest not paid when due and payable shall bear interest thereafter at the lesser of Twelve (12%) Percent per month or the maximum rate permitted by applicable law.

3.           Enforcement of Rights.  Upon the happening of any Event of Default specified in Article VI, Section 1 hereof, the Lender or any other holder of the Notes may proceed to protect and enforce its rights with respect to the Notes and the other documents referred to herein either by suit in equity or action at law, and proceed to obtain judgment or any other relief whatsoever.

4.           Payment of Expenses.   The Borrower shall pay all expenses, court costs and reasonable attorneys’ fees which may be incurred by the Lender or any other holder of the Notes in connection with or arising out of any Event of Default hereunder upon a final nonappealable determination in Lender’s favor.

ARTICLE VII

CONDITIONS PRECEDENT

1.           Conditions of Lender’s Obligations.  The obligations of the Lender hereunder shall be subject to the performance by the Borrower of all its agreements theretofore to be performed hereunder and to the following further conditions, or the waiver thereof by the Lender:

(a)       Officer's Certificate.  The Lender shall have received a certificate or certificates of the Chief Executive Officer of the Borrower dated as of the Closing Date to the effect that:

(i)      The representations and warranties of Borrower herein and in any of the Loan Documents executed in connection with this Loan Agreement are true and correct in all material respects at and as of each of the Closing Dates; and

(ii)     The Borrower has performed all agreements herein contained to be performed at or prior to the Closing Date.

(b)       Certified Copies of Resolutions.  The Lender shall have received certified copies of resolutions of the board of directors of the Borrower, in form and substance satisfactory to the Lender and its counsel, with respect to the authorization and execution of this Loan Agreement and the issuance of the Notes and Warrants.

(c)       Delivery of Instruments and Other Documents.  The Lender shall have received in form and content satisfactory to Lender and its counsel, originally executed Notes and Warrants and such other documents or instruments as the Lender may reasonably request.

ARTICLE VIII

CLOSING

Each closing of this transaction and the issuance of the applicable Notes and Warrants to the Lender shall occur at the offices of Blank Rome LLP, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174, at such time as the parties shall agree (the date the closing actually takes place shall be referred to as the “Closing Date’).

ARTICLE IX

LEGAL FEES

The parties hereto shall pay their own costs and expenses in connection herewith; provided, however, that, the Borrower shall pay the Lender’s legal fees and costs in an aggregate of up to $5,000.

ARTICLE X

MISCELLANEOUS

1.           Representation to Survive Closing.  All warranties, representations, covenants and agreements made by the Borrower herein shall survive the Closing.

2.           Specific Enforcement, Consent to Jurisdiction.  The Borrower and Lender acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Loan Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Loan Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Subject to Article X, Section 6 hereof, the Borrower hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Article X, Section 2 shall affect or limit any right to serve process in any other manner permitted by law.

3.           Notice.  All notices, requests, demands and communications under or in respect hereof shall be deemed to have been duly given and made if in writing (including fax) if delivered by hand or left at or posted by pre-paid registered or certified mail (airmail if dispatched to a foreign county) to the party concerned at its address appearing below or sent by fax to the number and with copy as below indicated.  Service shall be deemed to be effective: so far as delivery by hand is concerned when handed to the recipient or left at the recipient’s address; by post three days after posting (seven days if sent to a foreign country); by fax on the same day as dispatch and receipt is confirmed.  The said addresses and fax numbers shall continue in force until alternatives are notified and receipt of such notification has been acknowledged:

If to the Lender, to the addresses first set forth above.

With copies to:

Grushko & Mittman PC
551 Fifth Avenue
New York, NY 10176
Phone: (212) 697-9500
Fax:
Attn.: Ed Grushko, Esq.

If to Borrower, to its address first set forth at the beginning of this Loan Agreement.

With copies to:

Jolie G. Kahn, Esq.
61 Broadway, Suite 2820
New York, NY 10006
Phone: (212) 422-4910
Fax: (866) 705-3071

4.           Binding upon Successors.  All covenants and agreements herein contained by or on behalf of the Borrower shall bind its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns; Borrower may not assign this Loan Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void.  Lender reserves the right to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in Lender’s rights and benefits hereunder; provided, however, that Lender shall, for informational purposes but not as a requirement, notify the Borrower of the identity of all other assignees or participants who have acquired an ownership interest in the Notes, and upon conversion, in the equity of the Borrower as a result thereof.  In connection with any such assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower’s business.

5.           Counterparts.  The terms of the Loan Agreement are contractual and not merely recital. The Loan Agreement may be executed in one or more counterparts, at one time or at different times, each of which shall be deemed an original.  Furthermore, facsimile copies shall be deemed the same as originals.  The Loan Agreement shall be deemed fully executed and effective when all Parties have executed at least one of the counterparts, even though no single counterpart bears all such signatures.

6.           Governing Law; Jurisdiction.  This Loan Agreement and the performance of the parties hereunder shall be construed and interpreted in accordance with the internal laws of the State of New York, wherein it was negotiated and executed, and the parties hereunder consent and agree that the state and federal courts which sit in the State of New York and the County of New York shall have exclusive jurisdiction with respect to all controversies and disputes arising hereunder.

7.           Severability.  If any provision of this Loan Agreement is held to be unenforceable for any reason, the remainder of this Loan Agreement shall, nevertheless, remain in full force and effect.

8.           No Waiver of Rights.  No course of dealing on the part of the Lender, nor any failure or delay on the part of the Lender with respect to the exercise of any right, power or privilege given or granted hereunder, the Notes or any other document or instrument executed in connection herewith shall operate as a waiver thereof as to any future defaults, or any single or partial exercise by the Lender of any right, power or privilege granted or contained herein or therein shall preclude the Lender from later or further exercise of any right, power or privilege as to any future defaults.  The rights and remedies of the Lender are cumulative and not exclusive of any other remedies under law.

9.           Construction.  Unless the context of this Loan Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words, “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Loan Agreement refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement.  Article, Section, subsection, paragraph, clause, schedule, and exhibit references are to this Loan Agreement unless otherwise specified.  Any reference in this Loan Agreement to this Loan Agreement shall include all alterations, amendments, changes, extension, modifications, renewals, replacement, substitutions and supplements, thereto and thereof, as applicable.

10.         Indemnification.  In the event the Lender is required to appear before, or participate in, or become involved with, any proceeding initiated by or brought with respect to the Borrower by any government or administrative agency, federal, state or local, investigating the business operations or activities of the Borrower, the Lender shall be reimbursed by the Borrower for all expenses incurred by it in connection therewith, including, but not limited to, attorney’s fees.  Additionally, the Borrower will indemnify and hold harmless the Lender from each and every liability, loss, obligation, cost or expense which may be imposed or arising out of (a) any such proceeding, or (b) any of the transactions evidenced hereby, except for the Lender’s gross negligence or willful misconduct.

11.         Confidentiality.  The Borrower agrees that it will not disclose, and will not include in any public announcement, the name of the Lender, unless expressly agreed to by the Lender unless and until disclosure is required by law or regulations, and then, only to the extent of such requirement.

12.         Term.  This Loan Agreement shall become effective upon execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until all amounts of principal and interest on the Notes have been paid in full.

 [The Remainder Of This Page Is Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.

BORROWER:

GOLDSPRING, INC.

By:
Name: Robert T. Faber
Title: President

LENDER:

GRENVILLE FINANCE LTD

By:
Name:
Title:

With respect only to Article V hereof:

John V. Winfield

THE INTERGROUP CORPORATION

By:
Name:
Title:

PORTSMOUTH SQUARE, INC.

By:
Name:
Title:

SANTA FE FINANCIAL CORP.

By:
Name:
Title:

LONGVIEW FUND, L.P.

By:
Name:
Title:

SCHEDULE A

The Additional Lenders
(as of May 7, 2009)

Amount of Principal
Name and Address	Indebtedness
Remaining
John V. Winfield 820 Moraga Drive Los Angeles, CA 90049	$3,052,152

John V. Winfield IRA-1 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$1,147,530

John V. Winfield IRA-2 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$573,765

Santa Fe Financial Corp. 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$1,674,231

Portsmouth Square, Inc. 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$2,032,733

The InterGroup Corporation 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$3,889,574

Longview Fund, L.P. 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Attn.:	$3,722,791

TOTAL:	$16,092,776

SCHEDULE B

Litigation

None

EXHIBIT A

Form of Note

EXHIBIT B

Form of Warrant

Exhibit C

Form of Notice of Conversion

(To be Executed by the Registered Holder
in order to Convert the Notes)

The undersigned hereby irrevocably elects to convert $___________ of the principal amount and/or $__________ of the accrued and unpaid interest of the Note (defined below) into shares of common stock, par value $______ per share ("Common Stock"), of GoldSpring, Inc., a Nevada Corporation (the "Company") according to the conditions of the Loan Agreement entered into between the Company and the Lender, dated as of May __, 2009 (the "Notes"), as of the date written below.  If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates.  No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.  A copy of each Note is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned hereby requests that the Company issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder's calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name:_________________________________________________________________________________________
Address:________________________________________________________________________________

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Notes shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

Date of Conversion:____________________________________________________________________________
Applicable Conversion Price:_____________________________________________________________________
Number of Shares of Common Stock to be Issued:_____________________________________________________
Pursuant to Conversion of the Notes:_______________________________________________________________
Signature:______________________________________________________________________________________
Name:_________________________________________________________________________________________
Address:_________________________________________________________________________________

EXHIBIT D

Form of Security Agreement

EXHIBIT E

Form of Intercreditor Agreement

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), is made as of May 12, 2009, by and between GoldSpring, Inc., a Nevada corporation, having an address at 1200 American Flat Road, P.O. Box 1118, Virginia City, NV 89440 (the “Obligor” or “Company”), and Grenville Finance LTD, a Liechtenstein corporation, having an address at C/o LH Financial Services Corp, 150 CPS, New York, NY 10019 (the “Secured Party”). (The Company and the Secured Party may hereinafter be referred to singularly as a “party,” and collectively as the “parties”).

WITNESSETH

WHEREAS, concurrently herewith the Company is entering into a Loan Agreement  with the Secured Party (the “Loan Agreement”), pursuant to which the Secured Party will loan the Company up to an aggregate of $1,000,000 (collectively, the “Loan”) and, in consideration therefor, the Company will issue to the Secured Party, upon the terms and conditions stated in the Loan Agreement: (a) convertible promissory notes up to an aggregate principal amount of $2,000,000 (each, a “Note” and, collectively, the “Notes”); and (b) warrants to purchase up to an aggregate of 40,000,000 shares of the Company’s Common Stock (“Warrants”); and

WHEREAS, in order to further induce the Secured Party to make the Loan, the Company has agreed to execute and deliver to the Secured Party this Agreement for the benefit of the Secured Party and to grant to it a security interest in all of its assets (pari passu with the existing security interests the Borrower granted to (a) Brockbank Trust (the “Brockbank Interest”); and (b) certain lenders (the “Additional Lenders”) as of March 31, 2005, July 15, 2005, August 23, 2006, December 12, 2007 and June 23, 2008, as set forth on Schedule A hereto (the “Additional Lenders’ Interests”), to secure the prompt payment, performance and discharge in full of all of Company’s obligations under the Loan Agreement, the Notes and the Warrants; and

WHEREAS, simultaneously herewith, the Secured Party and the Additional Lenders are executing an Intercreditor Agreement (the “Intercreditor Agreement”), pursuant to which they have agreed that their security interests in, and lien against, the collateral referred to in the Security Agreement be in the same priority position, notwithstanding the different dates and times of recording and/or perfection of their respective security interests.

NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.  Terms used but not otherwise defined in this Agreement that are defined in Article 9 of the UCC (such as “general intangibles” and “proceeds”) shall have the respective meanings given such terms in Article 9 of the UCC.  Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Loan Agreement.

“Collateral” means the collateral in which the Secured Party is granted a security interest by this Agreement (pari passu with the Brockbank Interest and Additional Lenders’ Interests) and which shall include the following, whether presently owned or existing or hereafter acquired or coming into existence, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith:
All Goods of the Obligor, including, without limitations, all machinery, equipment, computers, motor vehicles, trucks, tanks, boats, ships, appliances, furniture, special and general tools, fixtures, test and quality control devices and other equipment of every kind and nature and wherever situated, together with all documents of title and documents representing the same, all additions and accessions thereto, replacements therefor, all parts therefor, and all substitutes for any of the foregoing and all other items used and useful in connection with the Obligor’s businesses and all improvements thereto (collectively, the “Equipment”); and
All Inventory of the Obligor; and
All of the Obligor’s contract rights and general intangibles, including, without limitation, all partnership interests, stock or other securities, licenses, distribution and other agreements, computer software development rights, leases, franchises, customer lists, quality control procedures, grants and rights, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, copyrights, deposit accounts, and income tax refunds (collectively, the “General Intangibles”); and
All Receivables of the Obligor including all insurance proceeds, and rights to refunds or indemnification whatsoever owing, together with all instruments, all documents of title representing any of the foregoing, all rights in any merchandising, goods, equipment, motor vehicles and trucks which any of the same may represent, and all right, title, security and guaranties with respect to each Receivable, including any right of stoppage in transit; and
All of the Obligor’s documents, instruments and chattel paper, files, records, books of account, business papers, computer programs and the products and proceeds of all of the foregoing Collateral set forth in clauses (i)-(iv) above.
“Obligations” means all of the Obligor’s obligations under this Agreement, the Loan Agreement, the Notes and the Warrants, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later decreased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Secured Party as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time.
“UCC” means the Uniform Commercial Code, as currently in effect in the State of New York.

Grant of Security Interest.  As an inducement for the Secured Party to make the Loan and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, except for Permitted Liens (as hereinafter defined), the Obligor hereby, unconditionally and irrevocably, pledges, grants and hypothecates to the Secured Party, a continuing security interest (pari passu with the Brockbank Interest and Additional Lenders’ Interests) in, a continuing lien upon, an unqualified right to possession and disposition of and a right of set-off against, in each case to the fullest extent permitted by law, all of the Obligor’s right, title and interest of whatsoever kind and nature in and to the Collateral (the “Security Interest”).
Representations, Warranties, Covenants and Agreements of the Obligor.  The Obligor represents and warrants to, and covenants and agrees with, the Secured Party as follows:
The Obligor has the requisite corporate power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder.  The execution, delivery and performance by the Obligor of this Agreement and the filings contemplated herein have been duly authorized by all necessary action on the part of the Obligor and no further action is required by the Obligor.  This Agreement constitutes a legal, valid and binding obligation of the Obligor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally.
The Obligor represents and warrants that it has no place of business or offices where its respective books of account and records are kept (other than temporarily at the offices of its attorneys or accountants), except as set forth on Schedule B attached hereto;
Except as to those liens existing as of the date hereof that were disclosed to the Secured Party by the Obligor and are set forth on the attached Schedule C (the “Permitted Liens”), the Obligor is the sole owner of the Collateral (except for non-exclusive licenses granted by the Obligor in the ordinary course of business), free and clear of any liens, security interests, encumbrances, rights or claims, and is fully authorized to grant the Security Interest in and to pledge the Collateral.  Except as to the Permitted Liens, there is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or transfer or any notice of any of the foregoing (other than those that have been filed in favor of the Secured Party pursuant to this Agreement) covering or affecting any of the Collateral.  Except as to the Permitted Liens, so long as this Agreement shall be in effect, the Obligor shall not execute and shall not knowingly permit to be on file in any such office or agency any such financing statement or other document or instrument (except to the extent filed or recorded in favor of the Secured Party pursuant to the terms of this Agreement).
No part of the Collateral has been judged invalid or unenforceable.  No written claim has been received that any Collateral or the Obligor’s use of any Collateral violates the rights of any third party. There has been no adverse decision to the Obligor’s claim of ownership rights in or exclusive rights to use the Collateral in any jurisdiction or to the Obligor's right to keep and maintain such Collateral in full force and effect, and there is no proceeding involving said rights pending or, to the best knowledge of the Obligor, threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority.
The Obligor shall at all times maintain its books of account and records relating to the Collateral at its principal place of business and may not relocate such books of account and records unless it delivers to the Secured Party at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements and other necessary documents have been filed and recorded and other steps have been taken to perfect the Security Interest to create in favor of the Secured Party a valid, perfected and continuing lien in the Collateral.

This Agreement creates in favor of the Secured Party a valid security interest (pari passu with the Brockbank Interest and Additional Lenders’ Interests) in the Collateral securing the payment and performance of the Obligations and, upon making the filings described in the immediately following sentence, a perfected security interest in such Collateral (pari passu with the Brockbank Interest and Additional Lenders’ Interests).  Except for the filing of financing statements on Form-1 under the UCC with the jurisdictions indicated on Schedule D, attached hereto, no authorization or approval of or filing with or notice to any governmental authority or regulatory body is required either (i) for the grant by the Obligor of, or the effectiveness of, the Security Interest granted hereby or for the execution, delivery and performance of this Agreement by the Obligor or (ii) for the perfection of or exercise by the Secured Party of its rights and remedies hereunder.
The Obligor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State of New York as amended from time to time (“NYUCC”), or any other Uniform Commercial Code jurisdiction; and (b) contain any other information required by part 5 of Article 9 of the NYUCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Obligor is an organization, the type of organization and any organization identification number issued to the Obligor. The Obligor agrees to furnish any such information to the Secured Party promptly upon request.  The Obligor also ratifies its authorization for the Secured Party to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof with respect to the Collateral.
The execution, delivery and performance of this Agreement does not conflict with or cause a breach or default, or an event that with or without the passage of time or notice, shall constitute a breach or default, under any agreement to which the Obligor is a party or by the Obligor is bound.  No consent (including, without limitation, from stockholders or creditors of the Obligor) is required for the Obligor to enter into and perform its obligations hereunder.
The Obligor shall at all times maintain the liens and Security Interest provided for hereunder as valid and perfected liens and security interests in the Collateral in favor of the Secured Party until this Agreement and the Security Interest hereunder shall be terminated pursuant to Section 11.  The Obligor hereby agrees to defend the same against any and all persons.  The Obligor shall safeguard and protect all Collateral for the account of the Secured Party.  At the request of the Secured Party, the Obligor will pay the cost of filing one or more financing statements pursuant to the UCC (or any other applicable statute) in form reasonably satisfactory to the Secured Party in all public offices wherever filing is, or is deemed by the Secured Party to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, the Obligor shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interest hereunder, and the Obligor shall obtain and furnish to the Secured Party from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interest hereunder.

The Obligor will not transfer, pledge, hypothecate, encumber, license (except for non-exclusive licenses granted by the Obligor in the ordinary course of business), sell (except for sales of inventory in the ordinary course of business) or otherwise dispose of any of the Collateral without the prior written consent of the Secured Party.
The Obligor shall keep and preserve its Equipment, Inventory and other tangible Collateral in good condition, repair and order and shall not operate or locate any such Collateral (or cause to be operated or located) in any area excluded from insurance coverage.
The Obligor shall, within ten (10) days of obtaining knowledge thereof, advise the Secured Party promptly, in sufficient detail, of any substantial change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Secured Party’s security interest therein.
The Obligor shall promptly execute and deliver to the Secured Party such further deeds, mortgages, assignments, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as the Secured Party may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce its security interest in the Collateral.
The Obligor shall permit the Secured Party and their representatives and agents to inspect the Collateral at any time, and to make copies of records pertaining to the Collateral as may be requested by the Secured Party from time to time.
The Obligor will take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral.
The Obligor shall promptly notify the Secured Party in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by the Obligor that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of the Secured Party hereunder.
All information heretofore, herein or hereafter supplied to the Secured Party by or on behalf of the Obligor with respect to the Collateral is accurate and complete in all material respects as of the date furnished.
Defaults.  The following events shall be “Events of Default”:
A breach by the Obligor of its material obligations under the Loan Agreement, Notes or Warrants, and failure to cure such breach for ten (10) days after receipt by the Obligor of notice of such breach from the Secured Party;
Any representation or warranty of the Obligor in this Agreement shall prove to have been incorrect in any material respect when made; and
The material failure by the Obligor to observe or perform any of its material obligations hereunder for ten (10) days after receipt by the Obligor of notice of such failure from the Secured Party.

Duty To Hold In Trust.  Upon the occurrence of any Event of Default and at any time thereafter, the Obligor shall, upon receipt by it of any revenue, income or other sums subject to the Security Interest, whether payable pursuant to the Loan Agreement, the Note, or otherwise, or of any check, draft, debenture, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Secured Party and shall forthwith endorse and transfer any such sums or instruments, or both, to the Secured Party for application to the satisfaction of the Obligations.
Rights and Remedies Upon Default.  Upon occurrence of any Event of Default and at any time thereafter, the Secured Party shall have the right to exercise all of the remedies conferred hereunder and under the Loan Agreement, and the Secured Party shall have all the rights and remedies of a secured party under the UCC and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any Collateral is then located).  Subject only to the Brockbank Interest and Additional Lenders’ Interests, the Secured Party shall have the following rights and powers:
The Secured Party shall have the right to take possession of the Collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is or may be placed and remove the same, and the Obligor shall assemble the Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at the Obligor's premises or elsewhere, and make available to the Secured Party, without rent, all of the Obligor’s respective premises and facilities for the purpose of the Secured Party taking possession of, removing or putting the Collateral in saleable or disposable form.
The Secured Party shall have the right to operate the business of the Obligor using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Secured Party may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to the Obligor or right of redemption of the Obligor, which are hereby expressly waived.  Upon each such sale, lease, assignment or other transfer of Collateral, the Secured Party may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of the Obligor, which are hereby waived and released.
Applications of Proceeds.
(a)           Pari passu with the Brockbank Interest and Additional Lenders’ Interests, the proceeds of any such sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys' fees and expenses incurred by the Secured Party in enforcing its rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Secured Party shall pay to the Obligor any surplus proceeds.  If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Party is legally entitled, the Obligor will be liable for the deficiency, together with interest thereon, at the rate of 18% per annum (the “Default Rate”), and the reasonable fees of any attorneys employed by the Secured Party to collect such deficiency.  To the extent permitted by applicable law, the Obligor waives all claims, damages and demands against the Secured Party arising out of the repossession, removal, retention or sale of the Collateral, unless due to the gross negligence or willful misconduct of the Secured Party.
(b)           All ordinary costs and expenses incurred by the Secured Party in collection of the Obligations shall be borne exclusively by the Obligor including, without limitation, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Secured Party to effect collections of the Obligations or any Collateral securing the Obligations.  The provisions of this paragraph shall not apply to any suits, actions, proceedings or claims of the nature referred to herein or otherwise which are based upon or related to the repayment of, or the taking of security for, any loans and/or advances made by the Secured Party to the Company that do not arise under the Loan Agreement or that are not participated in by the Secured Party, and the party making such loans and/or advances shall be exclusively responsible for such suits, actions, proceedings or claims and the payment of all such expenses in connection therewith.

Costs and Expenses.   The Obligor agrees to pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by the Secured Party.  The Obligor shall also pay all other claims and charges which in the reasonable opinion of the Secured Party might prejudice, imperil or otherwise affect the Collateral or the Security Interest therein.  The Obligor will also, upon demand, pay to the Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Party under the Loan Agreement.  Until so paid, any fees payable hereunder shall be added to the principal amount of the Note and shall bear interest at the Default Rate.
Responsibility for Collateral.  The Obligor assumes all liabilities and responsibility in connection with all Collateral, and the obligations of the Obligor hereunder or under the Loan Agreement shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason.
Security Interest Absolute.  All rights of the Secured Party and all Obligations of the Obligor hereunder, shall be absolute and unconditional (pari passu the Brockbank Interest and Additional Lenders’ Interests), irrespective of: (a) any lack of validity or enforceability of this Agreement, the Loan Agreement, or any agreement entered into in connection with the foregoing, or any portion hereof or thereof; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement, or any other agreement entered into in connection with the foregoing; (c) any exchange, release or nonperfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guaranty, or any other security, for all or any of the Obligations; (d) any action by the Secured Party to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to the Obligor, or a discharge of all or any part of the Security Interest granted hereby.  Until the Obligations shall have been paid and performed in full, the rights of the Secured Party shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy.  The Obligor expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by the Secured Party hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than the Secured Party, then, in any such event, the Obligor’s obligations hereunder shall survive cancellation of this Agreement, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof.  The Obligor waives all right to require the Secured Party to proceed against any other person or to apply any Collateral which the Secured Party may hold at any time, or to marshal assets, or to pursue any other remedy.  The Obligor waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.
Term of Agreement.  This Agreement and the Security Interest shall terminate on the repayment of all amounts due the Secured Party under the Loan Agreement and the Notes.  Upon such termination, the Secured Party, at the request and at the expense of the Obligor, will join in executing any termination statement with respect to any financing statement executed and filed pursuant to this Agreement.
Power of Attorney; Further Assurances.
The Obligor authorizes the Secured Party, and does hereby make, constitute and appoint the Secured Party, and the Secured Party’s officers, agents, successors or assigns with full power of substitution, as the Obligor’s true and lawful attorney-in-fact, with power, in its own name or in the name of the Obligor, to, after the occurrence and during the continuance of an Event of Default, (i) endorse any debentures, checks, drafts, money orders, or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Secured Party; (ii) to sign and endorse any UCC financing statement or any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral; (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral; (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; and (v) generally, to do, at the option of the Secured Party, and at the Obligor’s expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve and realize upon the Collateral and the Security Interest granted therein in order to effect the intent of this Agreement and the Loan Agreement, all as fully and effectually as the Obligor might or could do; and the Obligor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.

On a continuing basis, the Obligor will make, execute, acknowledge, deliver, file and record, as the case may be, in the proper filing and recording places in any jurisdiction, including, without limitation, the jurisdictions indicated on Schedule C, attached hereto, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Secured Party, to perfect the Security Interest granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Secured Party the grant or perfection of a security interest in all the Collateral.
The Obligor hereby irrevocably appoints the Secured Party as the Obligor’s attorney-in-fact, with full authority in the place and stead of the Obligor and in the name of the Obligor, from time to time at the discretion of the Secured Party, to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including the filing, in its sole discretion, of one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of the Obligor where permitted by law.
Notices.  All notices, requests, demands and other communications hereunder shall be in writing, with copies to all the other parties hereto, and shall be deemed to have been duly given when (i) if delivered by hand, upon receipt, (ii) if sent by facsimile, upon receipt of proof of sending thereof, (iii) if sent by nationally recognized overnight delivery service (receipt requested), the next business day or (iv) if mailed by first-class registered or certified mail, return receipt requested, postage prepaid, four days after posting in the U.S. mails, in each case if delivered to the following addresses:

If to the Obligor: to the address first set forth in the Preambles to this Agreement.

With copies to:	Jolie G. Kahn, Esq.
61 Broadway, Suite 2820
New York, NY 10006
Phone: (212) 422-4910
Fax: (866) 705-3071

If to the Secured Party: to the address first set forth above.

With copies to:	Grushko & Mittman PC
551 Fifth Avenue
New York, NY 10176
Phone: (212) 697-9500
Fax: _______________
Attn.: Ed Grushko, Esq.

Other Security.  To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, firm, corporation or other entity, then the Secured Party shall have the right, in its sole discretion, to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of the Secured Party’s rights and remedies hereunder.
Miscellaneous.
No course of dealing between the Obligor and the Secured Party, nor any failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder or under the Loan Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
All of the rights and remedies of the Secured Party with respect to the Collateral, whether established hereby or by the Loan Agreement or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.
This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements with respect thereto.  Except as specifically set forth in this Agreement, no provision of this Agreement may be modified or amended except by a written agreement specifically referring to this Agreement and signed by the parties hereto.
In the event that any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable.  If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.
No waiver of any breach or default or any right under this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default or right, whether of the same or similar nature or otherwise.

This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.
Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.
This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent the validity, perfection or enforcement of a security interest hereunder in respect of any particular Collateral which are governed by a jurisdiction other than the State of New York in which case such law shall govern.  Each of the parties hereto irrevocably submit to the exclusive jurisdiction of any New York State or United States federal court sitting in New York county over any action or proceeding arising out of or relating to this Agreement, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The parties hereto further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens.
EACH PARTY HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRAIL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS RIGHTS TO A JURY TRIAL FOLLOWING SUCH CONSULTATION.  THIS WAIVER IS IRREVOCABLE, MEANING THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS AND SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  IN THE EVENT OF A LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

OBLIGOR:

GOLDSPRING, INC.

By:
Name: Robert T. Faber
Title: President

SECURED PARTY:

GRENVILLE FINANCE LTD

By:
Name:
Title:

SCHEDULE A

Name and Address	Amount of Principal Indebtedness Remaining

John V. Winfield 820 Moraga Drive Los Angeles, CA 90049	$3,052,152

John V. Winfield IRA-1 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$1,147,500

John V. Winfield IRA-2 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$573,765

Santa Fe Financial Corp. 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$1,674,231

Portsmouth Square, Inc. 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$2,032,733

The InterGroup Corporation 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$3,889,574

Longview Fund, L.P. 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Attn.:	$3,722,791

TOTAL:	$16,092,776

SCHEDULE B

Offices

American Flat Road
P.O. Box 1118
Virginia City, NV 89440

SCHEDULE C

Permitted Liens

Name and Address	Amount of Principal Indebtedness Remaining

Brockbank Trust	$250,000
John V. Winfield 820 Moraga Drive Los Angeles, CA 90049	$2,364,224
John V. Winfield IRA-1 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$1,147,530
John V. Winfield IRA-2 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$573,765
Santa Fe Financial Corp. 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$1,169,231
Portsmouth Square, Inc. 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$2,317,733
The InterGroup Corporation 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$3,859,575
Longview Fund, L.P. 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Attn.:	$550,000
TOTAL:	$11,982,058

SCHEDULE D

Jurisdictions

Nevada

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”) dated as of May 1, 2009, is made by, between and among those parties whose names appear on the signature pages to this Agreement (each such party may hereinafter be referred to individually, as a “Lender”, and collectively, as the “Lenders”).

RECITALS

WHEREAS, each of the Lenders (a) has loaned, or shall loan, funds to GoldSpring, Inc., a Nevada corporation (the “Borrower”), in the amounts set forth on Schedule A hereto, pursuant to those certain Loan Agreements by and between each Lender and the Borrower (the “Loan Agreements”), (b) has, or shall, receive promissory notes in connection with such loans (“Promissory Notes”, (c) has received, or shall receive, a security interest in certain assets of the Borrower, pursuant to those certain Security Agreements by and between each Lender and the Borrower (the Loan Agreements, Notes, Security Agreements, and all other documents related to this transaction shall be referred to herein collectively as the "Loan Documents"); and

WHEREAS, it is the intention of each of the Lenders that their security interests in, and lien against, the collateral referred to in each of the Loan Documents be in the same priority position, notwithstanding the different dates and times of recording and/or perfection of their respective security interests;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Lenders hereby agree as follows:

1.           Equal Priority. Effective the date hereof, notwithstanding the dates and times of perfection thereof, each Lender’s security interest in and lien against the collateral referred to in such Lender’s respective Loan Documents (collectively referred to as the “Collateral”) shall rank in the same and equal priority position with each other.

2.           Payments Before Event of Default.  Prior to the receipt by any Lender of an Enforcement Notice (as defined below) from any of the other Lenders to this Agreement, such Lender may accept payments made by or on behalf of Borrower pursuant to the terms of such Lender=s Loan Documents.  “Enforcement Notice” means a written notice delivered by any Lender to the other Lenders notifying the other Lenders that the sender is commencing an Enforcement Action (as defined below) and specifying the event of default and the actions proposed to be taken by the sender.

3.           Enforcement Action.  Each of the Lenders hereto agrees not to commence an Enforcement Action (as defined below) prior to its delivery to each of the other Lenders of an Enforcement Notice.  “Enforcement Action” means the enforcement of any of such Lender’s rights and/or remedies pursuant to such Lender’s Loan Documents or permitted by law.  Nothing in this Agreement shall be deemed to be a waiver of any rights that a non-enforcing Lender may have under its Loan Documents.

4.           Distribution of Proceeds.  Any and all funds received by any Lender upon its foreclosure or other disposition of any of the Collateral, including, without limitation, any proceeds (after deduction for all costs and expenses incurred by such Lender and permitted by law and/or under such Lender’s Loan Documents) (“Proceeds”) shall be shared by, between and among each of the Lenders on a pro rata basis pursuant to this section, and the foreclosing Lender shall promptly distribute to each of the other Lenders their respective pro rata share (“Pro Rata Share”) of the Proceeds.  The Pro Rata Share shall be computed using the outstanding balance of Borrower to each of the Lenders, as of the date of such distribution. Until the Proceeds are so distributed, the foreclosing Lender shall hold the Proceeds in trust for the benefit of each of the other Lenders.

5.           Excess Payments.  If subsequent to any Enforcement Notice given pursuant to Section 3 hereinabove, any Lender shall receive out of the assets of Borrower or otherwise, any payment to reduce any amount outstanding under such Lender’s Loan Documents, then such Lender’s respective Pro Rata Share of the payment computed in accordance with Section 4 hereinabove shall be reduced by the amount so received; provided, however, that if any such payment (or any portion thereof) is subsequently recovered in whole or in part from such Lender, then each of the other Lenders shall promptly return the portion of such payment received to such Lender, without interest unless such Lender shall be required to pay interest therefor.

6.           Notices.  All notices and other communications required or permitted to be given to or made pursuant hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, with a copy by telecopier, and shall be deemed to be given for purposes of this Agreement on the date that such writing is delivered to the intended recipient thereof in accordance with the provisions of this Section. Unless otherwise specified in a notice sent or delivered in accordance with the forgoing provisions of this section, notices and other communications shall be given to or made upon the respective parties hereto at their respective addresses indicated below their respective names on Schedule A hereto.

7.           Other Security/Waiver of Marshaling.  Nothing contained in this Agreement is intended to affect or limit the security interest that any of the Lenders has or may have in Borrower’s or any third parties’ assets as security for its loan or loans made pursuant to the Loan Documents. Subject to the terms of this Agreement, each of the Lenders waives any rights it may have, whether at law or in equity, to require any of the other Lenders to marshall its collateral or any portion thereof, or otherwise to seek satisfaction from any particular or other assets of Borrower or from any third parties prior to an Enforcement Action by any of the other lenders against the Collateral.

8.           Independent Credit Investigations.  No Lender, nor any of its respective directors, officers, agents or employees, shall be responsible to any of the other Lenders or to any other person firm or corporation, for the Borrower’s solvency, financial condition or otherwise, or for any statements of Borrower, oral or written, or for the validity, sufficiency or enforeablility of any liens or security interests granted by Borrower to any of the other Lenders.  Each of the Lenders has entered into its respective agreements with Borrower based upon its own independent investigation, and makes no warranty or representation to any of the other Lenders nor does it rely upon any representation of any of the other Lenders with respect to matters identified or referred to in this Agreement.

9.           Limitations of Liability of Lenders to Each Other.  Except as provided in this Agreement, none of the Lenders shall have any liability to any of the other Lenders except for gross negligence or willful misconduct, regarding the subject matter of this Agreement.

10.        Relation of the Parties.  This Agreement does not create a partnership or joint venture by, between and among the parties and no Lender shall have the power to obligate or bind any of the other Lenders in any manner whatsoever.

11.        Amendments to Agreement.  All modifications, amendments or supplements of this Agreement must be in writing and duly executed by each of the Lenders including, without limitation, any termination of this Agreement.

12.        Integration with Loan Documents. The provisions of this Agreement shall be incorporated in and be deemed a part of the Loan Documents between the Borrower and each Lender.  In the event of a conflict between the provisions of the Loan Documents and this Agreement, the provisions of this Agreement shall prevail.

13.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto. The terms and provisions of this Agreement shall be for the sole benefit of the parties hereto and their respective successors and assigns, and no other person, firm, entity or corporation shall have any right, benefit, priority, or interest under, or because of this Agreement.

14.        Severabili1y. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.         Headings.  Headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

16.        Applicable Law. This Agreement is and shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law or conflicts of law principles.  All actions related to this Agreement shall be venued in any State or Federal Court in the State of New York and all parties waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

17.        Counterparts. The terms of the Agreement are contractual and not merely recital. The Agreement may be signed in one or more counterparts, each of which shall be deemed an original.  Furthermore, facsimile copies shall be deemed the same as originals.  The Agreement shall be deemed fully executed and effective when all Parties have executed at least one of the counterparts, even though no single counterpart bears all such signatures.

18.        Effect of Bankruptcy of Borrower.  It is the intention of the parties hereto that this Agreement shall continue to be effective between and among the parties without regard to actions of the Borrower in seeking protection under any applicable federal or state bankruptcy laws or laws affecting the rights of creditors generally.

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IN WITNESS WHEREOF, the parties herein have executed this Agreement as of the date first set forth above.

JOHN V. WINFIELD IRA-1	JOHN V. WINFIELD IRA-2

By:	By:
Name:	Name:
Its:	Its:

SANTA FE FINANCIAL CORP.	PORTSMOUTH SQUARE, INC.

By:	By:
Name:	Name:
Its:	Its:

THE INTERGROUP CORPORATION	LONGVIEW FUND, L.P.

By:	By:
Name:	Name:
Its:	Its:

GRENVILLE FINANCE LTD

By:
Name:	John V. Winfield
Its:

Acknowledged as of this 1st day of May, 2009

GOLDSPRING, INC.

By:
Name: Robert T. Faber
Title: President

SCHEDULE A

The Lenders

Name and Address	Amount of Principal Indebtedness Remaining
John V. Winfield 820 Moraga Drive Los Angeles, CA 90049	$3,052,152

John V. Winfield IRA-1 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$1,147,530

John V. Winfield IRA-2 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$573,765

Santa Fe Financial Corp. 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$1,674,231

Portsmouth Square, Inc. 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$2,032,733

The InterGroup Corporation 820 Moraga Drive Los Angeles, CA 90049 Attn.: John V. Winfield	$3,889,574

Longview Fund, L.P. 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Attn.:	$3,722,791

Grenville Finance LTD ____________________ ____________________ Attn.:_______________	$1,000,000	*

TOTAL:	$17,092,776	*

* Pursuant to a Loan Agreement, dated of even date herewith, Grenville Finance LTD has agreed to make loans to the Borrower in the aggregate principal amount of up to $1,000,000.